Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 29, 2012, relating to the consolidated financial statements and financial statement schedule of The Warnaco Group, Inc. and subsidiaries, and the effectiveness of The Warnaco Group, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Warnaco Group, Inc. for the year ended December 31, 2011, and to the reference to us under the headings “Selected Historical Financial Data of Warnaco” and “Experts” in the Prospectus, which is part of this Registration Statement.

/s/DELOITTE & TOUCHE LLP

New York, New York

December 3, 2012